                                          *** Text Omitted and Filed Separately
                                               Confidential Treatment Requested
                                         Under 17 C.F.R. Sections 200.80(b)(4),
                                                             200.83 and 230.406

                            INVENTION PURCHASE AGREEMENT

     THIS INVENTION PURCHASE AGREEMENT (the "Agreement") dated November 15, 1998 (the "Effective Date"), sets forth the terms by which DITECH CORPORATION ("Ditech"), a California corporation, with its principal place of business located at 825 E. Middlefield Road, Mountain View, California 94043 shall obtain ownership and exclusive rights to an invention and associated intellectual property owned by TELINNOVATION, a California General Partnership, ("Telinnovation"), with its principal place of business located at 415 Clyde Avenue Suite 105, Mountain View, California 94043.

     NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties agree as follows:

1.   DEFINITIONS.

     (a) "INVENTION" means Telinnovation's Echo Cancellation invention as described on Exhibit "A," attached hereto and incorporated herein by this reference.

     (b) "DOCUMENTATION" means electronically transferred manuals, source code, executable code, instructions, explanations and the like, whether in written or electronic form, that are necessary or useful for the use, modification, revision, development or implementation of the Invention.

     (c) "ENHANCEMENTS" means any enhancements, upgrades, revisions, error corrections, additions, improvements and modifications to the Invention, whenever made, if any.

     (d) "TRAINING" means Telinnovation providing necessary training and test procedures so that Ditech can fully utilize the Invention in its products, which such Support/Training obligation shall terminate upon the earlier to occur of five hundred (500) man hours, valued at [***] per hour, or two (2) years from the Effective Date.

     (e) "SOURCE CODE" means the human-readable source code version of any implemented embodiment of the Invention that can be compiled into Executable Code, together with all applicable build scripts, test scripts and programmers' notes.

     (f) "EXECUTABLE CODE" means the machine executable version of source code.

     (g) "INTELLECTUAL PROPERTY RIGHTS" means all patents, trademarks, trade names, wade secrets, moral rights, contract rights, mask work rights, know-how and other proprietary rights,


*CONFIDENTIAL TREATMENT REQUESTED
                                       1.

whether registered or unregistered, now known or hereafter recognized in any jurisdiction, with respect to the Invention as described on Exhibit "A."

     (h) "IPO LIQUIDITY EVENT" means the first trading day following Ditech's first firm commitment underwriting of a public offering or its common stock registered under the Securities Act.

     (i) "MERGER LIQUIDITY EVENT" means Ditech's merger with, or acquisition by, another company, or any other transfer of ownership of Ditech to the extent such transfer constitutes a thirty-five percent (35%) or more change in ownership of Ditech.

     (j) "PRODUCTS" means any products developed by or for Ditech that incorporate or are derived from elements of the Invention or Enhancements (including but not limited to derivative works).

2.   INVENTION AND RELATED MATERIAL DELIVERY.

     (a) DELIVERY. Telinnovation shall deliver to Ditech, as soon thereafter as is practicable via electronic transfer, the items listed and described in Exhibit "A" in accordance with the schedule set forth in Exhibit "B," attached hereto and incorporated herein by this reference.
Telinnovation shall also deliver when available, as soon thereafter as is practicable via electronic transfer, all Enhancements to the Invention, if any.

     (b) TRAINING. In order to facilitate the transfer of Invention and embodiments, the parties agree that it is essential that Telinnovation train certain Ditech personnel (to be specified by Ditech) in the application and modification of the Invention to better enable Ditech to develop new value added features and to continue to use Invention. Such training will be provided in accordance with the terms set forth in Exhibit "B," and such training obligations hereunder shall terminate upon the earlier to occur of five hundred (500) man hours, or two (2) years from the Effective Date. The parties agree that the consideration for Telinnovation's training obligations hereunder shall be paid at $[***] per hour.

     (c) MAINTENANCE. No less often than once each calendar quarter following the Effective Date, Telinnovation shall provide to Ditech, via electronic transfer, copies of all Enhancements that it creates, if any, at no additional charge.

3. TRANSFER OF OWNERSHIP, PURCHASE OF INVENTION. In exchange for the consideration required pursuant to Section 4, below, Telinnovation hereby sells, assigns and transfers to Ditech all right, title and interest in and to the Invention, including but not limited to all patent, patentable and all related rights therein and to the deliverables described in Exhibit "A." The parties agree that the rights sold, transferred and assigned hereunder include all patents, trade secrets and other proprietary rights associated with the Invention as specifically described in Exhibit "A," incorporated herein by this reference. Telinnovation agrees to cooperate with Ditech or its designee(s), both during and after the tram of this Agreement, in the procurement and maintenance of Ditech's rights to the Invention, the Documentation and the Enhancements and to execute, when requested, any other documents deemed necessary by Ditech to carry out the purpose of this Agreement.

* Confidential Treatment Requested

                                       2.

4.   PAYMENT.

     (a) ROYALTIES. Ditech agrees to pay Telinnovation royalties on sales of Products of [...***...] percent of gross revenues received by Ditech from sales of Products, less returns, actual bad debt, taxes and freight. This royalty obligation shall continue until the occurrence of an IPO Liquidity Event or Merger Liquidity Event. Said royalties shall be paid to Telinnovation no later than thirty (30) days after the close of each immediately preceding calendar quarter. Ditech shall pay Telinnovation a late payment charge equal to one percent (1%) per month on the amount of any royalty payment due hereunder that is not received by Telinnovation within five (5) days after the due date. Telinnovation shall have the right to engage, at its own expense, an independent auditor reasonably acceptable to Ditech, to examine Ditech's records from time to time, but no more often than once per calendar year, during normal business hours and upon at least five
(5) days' advance written notice. Any such auditor shall enter into a confidentiality agreement with Ditech reasonably acceptable to Ditech and shall only be entitled to report to Telinnovation the amount of any discrepancy in payment of the royalties due Telinnovation for the relevant review period. If any such audit reveals an underpayment of more than ten percent (10%) of the correct amount of royalties due hereunder, such audit will be at the expense of Ditech. If any audit conducted on behalf of Telinnovation shall show that Ditech underpaid the royalties due to Telinnovation during to the period subject to the audit, then Ditech shall immediately pay to Telinnovation any such deficiency with interest thereon at a rate equal to the lower of one and a half percent per month or the highest rate allowed by law from the date due until paid or at such lower rate as shall be the maximum rate permitted by law.

     (b) STOCK. Upon the Effective Date of this Agreement, Ditech shall place into an escrow account Two Hundred and Fifty Thousand (250,000) shares of Ditech common stock currently valued at One Dollar ($1.00) per share. Ditech covenants that it will seek to amend the Ditech Registration Rights Agreement to provide Telinnovation with the same registration rights as those set forth therein for recipients of Ditech's stock, including but not limited to Ditech investors, such as Summit Partners.

     Following the Effective Date, Ditech will establish an escrow account with a mutually acceptable third party escrow agent for purposes of depositing the shares of Ditech Common Stock described above. The agreement with the escrow agent will provide that the condition for release of the escrowed shares will be a written notice provided by Ditech stating that Telinnovation has transferred ownership to and delivered the Invention, including without limitation all Enhancements, and performed all required Training in a manner reasonably acceptable to Ditech. The shares shall be subject to the "put option" described in Subsection 4.(d), below, and in addition, the shares may be released from escrow in whole or in part for sale in connection with Ditech's initial public offering or follow-on offering (an IPO Liquidity Event, as defined herein), as long as fifteen percent (15%) of the gross proceeds received from such sale is returned to escrow subject to release from escrow thereafter only upon performance of the required Training, as set forth herein. The parties currently anticipate that the IPO Liquidity Event should occur, if at all, within twenty-four (24) months of the Effective Date. Ditech agrees to pay the reasonable costs of retaining such escrow account; PROVIDED, HOWEVER, that each

* OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST AND FILED SEPARATELY WITH THE COMMISSION

                                       3.

party shall bear its own expenses in negotiating any agreement with the escrow agent. Upon its execution, the agreement with the escrow agreement will be attached hereto as Exhibit "C."

     (c) PAYMENT ON IPO LIQUIDITY EVENT. Upon the occurrence of an IPO Liquidity Event, Ditech agrees to pay Telinnovation as further consideration for the sale, transfer and assignment of the Invention the sum of Two Million Nine Hundred Sixty Thousand Dollars ($2,960,000.00). Said consideration shall be due and payable to Telinnovation within fifteen (15) days following the date of such IPO Liquidity Event, and such sum shall bear interest at the rate of ten percent (10%) per annum simple interest, calculated on the basis of a 360 day year, until paid, if not timely paid following the IPO Liquidity Event.

     (d) PAYMENT ON MERGER LIQUIDITY EVENT. Upon the occurrence of a Merger Liquidity Event, Ditech agrees to pay Telinnovation as further consideration for the sale, transfer and assignment of the Invention the sum of Two Million Nine Hundred Sixty Thousand Dollars ($2,960,000.00). Said consideration shall be due and payable to Telinnovation within fifteen (15) days following the date of such Merger Liquidity Event, and such sum shall bear interest at the rate of ten percent (10%) per annum simple interest, calculated on the basis of a 360 day year, until paid, if not timely paid following the Merger Liquidity Event. Ditech further agrees, at Telinnovation's option exercisable upon a Merger Liquidity Event, to re-purchase the 250,000 shares of Ditech stock referenced in subsection (b) of this Section at $6.00 per share.

     (e) PAYMENT REQUIRED ONLY ON FIRST TO OCCUR OF IPO OR MERGER LIQUIDITY EVENT. Ditech shall only be required to make the first to occur of the payments specified in subsections (c) and (d) above, and upon any such payment shall not be required to make further payment in the event another Liquidity Event occurs.

     (f) TERMINATION OF ROYALTY OBLIGATIONS UPON PAYMENT ON LIQUIDITY EVENT. At such rime as Ditech makes either of the payments set forth in subsection
(c) or subsection (d) of this Section 4, above, its royalty obligations under
Section 4(a), above, will be completely fulfilled and it shall owe no further payments to Telinnovation regarding the subject matter of this Agreement.

     (g) CONSIDERATION FOR TRANSFER. Telinnovation acknowledges and agrees that the consideration set forth in this Section 4 is Telinnovation's sole and complete consideration for the transfer of ownership of the Invention and associated deliverables and intellectual property rights.

5.   REPRESENTATIONS AND WARRANTIES.

     (a) INFRINGEMENT; OWNERSHIP. Telinnovation represents and warrants to Ditech that (i) the Invention shall not infringe the patent, trade secret or other proprietary rights of any third party, and (ii) Telinnovation has full ownership rights to the Invention and has the unrestricted right and authority to enter into this Agreement and to sell, transfer and convey to Ditech the Invention hereunder.

     (b) NO HARMFUL CODE. Telinnovation represents and warrants that the Invention and all other deliverables, and any media used to distribute such, contain no computer instructions, circuitry or other .technological means whose purpose is to disrupt, damage or interfere with any

                                       4.

use of Ditech's or Ditech's customers' hardware, networks or systems which were caused by or attributable to Telinnovation ("Harmful Code"). For the purposes of this warranty, Harmful Code shall include any instrumentality that could cause code compiled from the Source Code or hardware used therewith to be not operative as a result of use by more than the authorized number of users, use beyond any data size or quantity limit, or use beyond the termination or expiration date of this Agreement, which was included in the Invention, Source Code, Enhancement or other deliverables by Telinnovation.

6. INDEMNIFICATION. Telinnovation shall indemnify, defend and hold Ditech and its officers, directors, agents, successors and assigns harmless from and against any liability, loss, cost (including without limitation reasonable attorneys' fees) or damages arising out of or in any way related to a breach or alleged breach of the representations and warranties set forth herein. Telinnovation shall not enter into any settlement that obligates Ditech.

7. OBLIGATION TO DEFEND RIGHTS AND INTERESTS. The Invention and other deliverables sold, assigned and transferred to Ditech pursuant to this Agreement are exclusively transferred to Ditech. Prior to the occurrence of a Liquidity Event, Ditech agrees to use commercially reasonable efforts, at its sole cost and expense, to enforce its intellectual property rights in the Invention and Enhancements, if any, acquired under this Agreement against any infringement by any third party.

8. ASSIGNMENT. Telinnovation and Ditech may assign their rights under the terms of this Agreement with the written permission of the other party; PROVIDED, HOWEVER, that either party may assign its interests to a successor in interest without obtaining such permission upon the event of a merger, acquisition, reorganization or sale of ail or substantially all of the assets or stock of the assigning party. Any successor in interest shall be bound by the terms and conditions of this Agreement. Any assignment in violation of any of the foregoing shall be null and void and shall in no way effect the rights and obligations of the parties hereto.

9.   TERM; TERMINATION.

     (a) TERM. This Agreement shall remain in full force and effect until the latest of the following (i) for such period as Ditech is obligated to pay royalties to Telinnovation as provided herein, (ii) until a Liquidity Event occurs, (iii) until the Training obligation of Telinnovation has been satisfied, or (iv) until this Agreement is earlier terminated pursuant to subsection (b) below.

     (b) TERMINATION. This Agreement may be terminated upon notice of a material breach upon thirty (30) days' prior written notice to the breaching party. Such termination will become effective upon the expiration of such period if prior to expiration thereof the breaching party has not cured said breach to the reasonable satisfaction of the terminating party. In addition, Telinnovation may terminate this Agreement in the event Ditech liquidates, dissolves or ceases to do business.

     (c) EFFECT OF TERMINATION. Upon any such termination prior to receipt of payment of the amounts described in Sections 4(c) or 4(d), above, based on an uncured breach by Ditech, Telinnovation's Training obligations shall thereafter cease, and Ditech shall immediately thereafter transfer and assign to Telinnovation for no additional consideration all rights received

                                       5.

hereunder to the Invention, Enhancements, if any, the Source Code and all other deliverables transferred by Telinnovation to Ditech, PROVIDED, HOWEVER, that Ditech shall own any derivative works and intellectual property rights it may have as a result of creating any Improvements to the Invention or any of the deliverables it has received. Further, upon termination by either party, Telinnovation's support obligation under Section 2(c), above, shall terminate and any license expressed or implied granted to Telinnovation for such support shall terminate. Any Ditech payment obligations accrued prior to termination shall be due and payable at the time of termination. In addition, Sections 1, 4, 5, 6, 8, 9, 10, and 11 shall survive any termination or expiration of this Agreement.

10. LIMITATION OF LIABILITY. Neither party shall be liable to the other party or to any entity claiming through or under the other party for any loss of profit or income, any lost data, any work stoppage, any equipment downtime, or for any consequential, indirect, incidental, or special damages, whether in an action for contract or tort or based on a warranty, in connection with this agreement, even if such party has been advised of the possibility of such damages. In no event shall either party's liability to the other hereunder exceed the amounts paid hereunder. Each party acknowledges and agrees that the foregoing limitations on liability are essential elements of the basis of the bargain between the parties and that in the absence of such limitations the material and economic terms of this Agreement would be substantially different.

11. GENERAL. The parties hereto are independent contractors and no employment, agency, or joint venture is created hereunder. This Agreement shall for all purposes be governed by and interpreted in accordance with the laws of the State of California, USA, as those laws are applied to contracts entered into and to be performed entirely in California by California residents and without regard to conflicts of laws principles, and the parties submit to the exclusive jurisdiction of the courts of Santa Clara County, California for all disputes arising hereunder. All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. Time is of the essence in the performance of obligations under this Agreement. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable for any reason, the remaining provisions hereof shall be unaffected and remain in full force and effect. This Agreement may only be modified by the mutual written agreement of the parties and any waiver of a provision or of a breach of a provision of this Agreement shall not constitute a waiver of any other provision of this Agreement or of any other breach of any provision of this Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

12. ENTIRETY. This Agreement and the Exhibits attached hereto and incorporated herein constitute the entire agreement and understanding between the parties with respect to the subject matter hereof.

                                       6.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate originals as of the Effective Date.

          DITECH CORPORATION                 TELINNOVATION

By:      /s/ William Tamblyn       By:       /s/ Charles R. Davis
        -----------------------             ----------------------
Name:    William Tamblyn           Name:     Charles R. Davis
        -----------------------             ----------------------
Title:   VP/CFO                    Title:    General Partner
        -----------------------             ----------------------
Address: 825 E. Middlefield Rd.    Address:  415 Clyde Ave. #105
        -----------------------             ----------------------
         Mountain View, CA                   Mountain View, CA
        -----------------------             ----------------------
         94043                               94301
        -----------------------             ----------------------


                                       7.

                                     EXHIBIT A

                                    DELIVERABLES

     A.   THE INVENTION: DUAL ECHO CANCELLER WITH MULTIPLE ADAPTATION METHODS

     The Invention is a multiple channel echo cancellation system comprising:

          1. Means to access the standard telephone carrier interfaces, including T-l, E-I, DS3, OC3 and similar standard interfaces.

          2. Primary cancellation means consisting of a tapped delay line wherein portions of the tapped delay line generate an estimated echo which is subtracted from the actual echo, hence producing estimated an echo free or nearly echo free signal.

          3. Several echo cancellation estimation and adaptation mechanisms, which, in response to unsatisfactory performance by the primary echo cancellation means, estimate and adapt a new solution.

          4. Secondary cancellation means consisting of another tapped delay line, wherein the results of several echo cancellation estimation and adaptation mechanisms may be evaluated, by comparing cancellation performance to the primary echo cancellation means:

     B.   C5x EMBODIMENT

     Source code and design information for embodiment in Texas Instruments TMS320C5x DSP processors.

     C.   C54x EMBODIMENT

     Source code and design information for embodiment in Texas Instruments TMS320C54x DSP processors.

     D.   TRAINING

     Training as necessary to permit Ditech's utilization of the Invention Training obligation shall terminate upon the earlier to occur of five hundred
(500) man hours, or two (2) years from the Effective Date, or upon termination of the Agreement.

                                       8.

                                     EXHIBIT B

                                   DELIVERY DATES

A.   Invention - Upon contract execution.

B.   C5x Embodiment - Upon contract execution

C.   C54x Embodiment - Upon contract execution

Training - Documentation preparation and training of Ditech personnel. Training obligation shall terminate upon the earlier to occur of five hundred
(500) man hours, or two (2) years from the Effective Date, or upon termination of the Agreement.

                                       9.